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                                                                 EXHIBIT 10.13

                           MANAGING DIRECTOR CONTRACT

       The company Bruker AXS Analytical X-ray Systems GmbH referred to in the following as "Company," and Dr. Martin Haase, referred to in the following as "Director," hereby enter into the following Directorship Agreement effective July 1, 2000:

1.     SCOPE OF DUTIES / OBLIGATIONS

       The Director is entitled and obligated to conduct the business of the company and any subsidiaries belonging to the same to the best of his knowledge and ability in accordance with the provisions of law, the articles of incorporation, the instructions of the delegation of shareholders, and the bylaws.

       The shareholders reserve the right to appoint other directors.

       The Director shall represent the Company legally and extrajudicially in conjunction with a director, a holder of a power of attorney, or an authorized agent.

2.     BUSINESS TRANSACTIONS REQUIRING AUTHORIZATION

       Insofar as no other restrictions according to law or the articles of incorporation are to be observed, the Director shall require the prior authorization of the delegation of shareholders to perform the business transactions set forth in the bylaws for the directors.

3.     COMPENSATION

       As compensation for his activities, the Director shall receive:

       o an annual base salary of DEM 200,000 to be paid in twelve equal installments at the end of each month.

       o an annual bonus to be determined by the shareholders dependent on his personal performance and the profit or loss of the Company. This bonus shall consist of one income-dependent portion and one profit-dependent portion based upon the consolidated operating figures of the Bruxer AXS Group prepared according to US GAAP. The bonus shall come due at the end of the month following the month in which the operating results of the preceding fiscal year is determined. If the Director leaves the company of his own volition during the fiscal year, no bonus will be paid, with the exception of the semiannual income bonus. However, if the employment


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              relationship ends at the request of the employer, then the bonus accrued up to the date of termination shall be paid.

              o The income-dependent bonus shall be 0.1% (one tenth of a percent) of the consolidated revenue of the Bruker AXS Group prepared according to US GAAP. It shall be paid semiannually after the submission of the consolidated operating figures (for the first 6 months) or after submission of the audited annual report for the fiscal year.

              o For fiscal year 2000, the profit-dependent bonus shall be 1% (one percent) of the consolidated EBIT (operating EBIT) of the Bruker AXS Group and shall be paid after submission of the audited annual report. The percentage shall decrease by 0.1% per year for the following fiscal years until it is frozen at 0.5% beginning in fiscal year 2005 (see table).

                  -------------------------------------------------------------
                  Fiscal Year                EBIT-dependent bonus
                  -------------------------------------------------------------
                  2000                                     1.0%
                  -------------------------------------------------------------
                  2001                                     0.9%
                  -------------------------------------------------------------
                  2002                                     0.8%
                  -------------------------------------------------------------
                  2003                                     0.7%
                  -------------------------------------------------------------
                  2004                                     0.6%
                  -------------------------------------------------------------
                  2005                                     0.5%
                  -------------------------------------------------------------
                  2006 and following                       0.5%
                  -------------------------------------------------------------


       o The Company reserves the right to review, and if necessary to adjust, the amounts of payments to the Director.


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4.     FURTHER CONDITIONS OF THE AGREEMENT

       The current provisions regarding

       -  Company car(s),

       -  Medical expenses / group insurance,

       -  Liability insurance, and

       -  Health resort cost allowance and preventive health care shall apply analogously in the context of this agreement (see Appendix 1, functional step 4). The currently valid version of the arrangements governing anniversaries and the establishment of term of service shall also analogously apply. The term of service spent at Siemens AG and AXS X-ray Systems GmbH shall be counted.

       In addition, the employment regulations of Bruker AXS GmbH shall apply for this Directorship Agreement, insofar as no other arrangement is explicitly agreed upon above.

5.     REIMBURSEMENT OF OUTLAYS / EXPENSES

       The Director shall be reimbursed for all expenses arising from business travel and other expenditures made in the interest of the Company. The currently valid company regulations shall apply for reimbursement of costs.

       Acknowledgment of expenses and payment shall be handled in a reciprocal fashion by the Director or the holder of a power of attorney.

6.     SECONDARY EMPLOYMENT

       For the duration of the contractual relationship, the Director agrees not to engage in commerce or to conduct business in the Company's line of business on his own behalf or on behalf of third parties without the consent of the delegation of shareholders. Furthermore, the director may not hold an interest in another company as a personally liable director without the consent of the delegation of shareholders.

       The compensated performance of secondary activities also requires the consent of the delegation of shareholders. This also includes the acceptance of memberships on supervisory boards and similar offices.

       If individual provisions of this agreement are or become void or ineffective, the validity of the remainder of the agreement shall remain unaffected. In the case of invalidity or


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       ineffectiveness of individual provisions of this agreement, provisions are to be adopted in their place that the parties of the agreement would have stipulated at the time of signing of the agreement upon objective analysis of the interests of both parties had they been aware of the invalidity or ineffectiveness of said provisions of the agreement.

       If the Director receives compensation of any kind as the member of a supervisory board, managing board, or board of directors or in any other capacity from a domestic or foreign holding company of the Company, except for the reimbursement of cash expenditures, this compensation may be counted as part of his income.

7.     PENSION AND SURVIVOR BENEFITS

       The Company shall enter into a separate agreement with the Director regarding pension and survivor benefits (see Appendix 2).

8.     VACATION

       Annual leave shall be 30 working days per calendar year.

9.     CONTINUED PAYMENT OF SALARY IN THE CASE OF SICKNESS OR DEATH

       In the case of inability to work as a result of illness, payment of the salary shall continue during the first 6 weeks.

       If the inability to work lasts longer, the employee shall,

       o if he is covered by the statutory health insurance, receive a supplement to the cash sickness benefit for up to 72 weeks. The supplement shall be calculated such that, after deduction of applicable taxes, it corresponds to the difference between the cash sickness benefit of the company health insurance and his net salary.

       o if he is not covered by the statutory health insurance, receive his last gross salary for an additional 72 weeks.

       Upon the death of an employee, the salary shall continue to be paid to the employee's spouse for the month of the employee's death and for 6 months thereafter. The payment of survivor benefits shall be credited against such payments.


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10.    INVENTIONS, INTELLECTUAL PROPERTY RIGHTS, AND COPYRIGHTS

       The applicable legal and contractual provisions shall apply for inventions, patent applications, patents, and copyrights.

       If the employee produces copyright-protected works in conjunction with the fulfillment of his employment obligations or through the application of experience from or work with the company, the company shall, at the time of the works' creation, receive the exclusive, transferable right unlimited by place or time to use the protected works in any manner, and to reproduce, modify, sell, market, or distribute the same, without reference to the creator and without payment of extra compensation by the company for such activities.

       If the employee creates other copyright-protected works, he shall inform the company of the same if a use within the company appears to be possible. The company may acquire usage rights to such works in return for appropriate compensation. If the company has no interest in acquiring usage rights, the employee may use such works under consideration of the prohibition on competition pursuant to labor law.

11.    CONFIDENTIALITY

       The Director agrees to maintain strict confidentiality with regard to all business matters and procedures, in particular business and company secrets, which become known to him in the course of his activities. This shall apply for three years after any termination of this Agreement.

       Company documents of any kind may be used only in the interest of the Company and must be surrendered in all cases upon the request of the Company.

12.    NON-COMPETITION CLAUSE / ANTI-ENTICEMENT CLAUSE

       The Director agrees not to compete with the Company, either directly or indirectly, for a period of 12 months after any termination of the Employment Agreement, and in particular not to work with any company in the field of X-ray analysis (X-ray diffractometry and/or X-ray fluorescence spectrometry).

       In addition, the Director agrees not to entice any employee of Bruker AXS for his new employer for a period of 12 months following any termination.


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13.    DURATION OF THE AGREEMENT

       The contractual relationship shall last for an indeterminate period of time. It may be terminated at the end of a quarter by either party, with a notice period of six months, unless the observance of longer periods of notice is required by law.

       In the event of termination, the Director may be released from employment upon continued payment of his monthly salary and crediting of vacation.

       The legal provisions regarding the withdrawal of an appointment to the position of director shall not be affected hereby. In the event of termination, the withdrawal of an appointment to the position of director, or departure from the Company, the Director shall be obligated, upon the request of the Company, to resign from all offices and functions assigned to him within the context of his contractual relationship with the Company.

       The Agreement may be terminated without notice for good cause. For the Company, good cause shall exist in particular if the Director

       o      violates the non-competition or secondary employment clauses

       o is in violation of this Agreement, the bylaws, or decisions or instructions of the delegation of shareholders.

12.    FINAL PROVISIONS

       Amendments or additions to this agreement must be made in writing. Compliance with this requirement for the written form can only be revoked in writing.

Karlsruhe, 6/29/2000

Company                                                       Director
Dr. Frank Laukien          Dr. Tony Keller                    Dr. Martin Haase

                      Appendix:                 Working conditions of employees
                                                above the regular pay scale
                                                Conditions for individual
                                                pension commitment


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                          ACKNOWLEDGMENT OF TRANSLATION

                                 August 14, 2001

         The undersigned officer of the Registrant hereby acknowledges on behalf of the Registrant that the foregoing translation of the Managing Director Contract between Bruker AXS Inc. and Martin Haase is a fair and accurate English translation from German of the original executed agreement.

                                       BRUKER AXS INC.

                                       By: /s/ Martin Haase
                                           ---------------------------------
                                           Martin Haase, President and Chief
                                           Executive Officer